                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                            _______________________

                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


                         Date of Report: May 14, 1998
                       (Date of earliest event reported)


                           FEDERAL-MOGUL CORPORATION
                           -------------------------
            (Exact name of registrant as specified in its charter)


                                   Michigan
                                   --------
                (State or other jurisdiction of incorporation)


        1-1511                                  38-0533580
        ------                                  ----------
(Commission File Number)           (IRS Employer Identification Number)


26555 Northwestern Highway, Southfield, Michigan          48034
------------------------------------------------          -----
   (Address of principal executive offices)             (Zip Code)


                                 (248) 354-7700
                                 --------------
              (Registrant's telephone number including area code)




The total number of pages is

                   INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.  Other Events.

     On May 14, 1998 the Corporation filed an amended Registration Statement on Form S-3 relating to shelf registration of $2.5 billion of its debt securities, preferred stock and common stock, including a prospectus supplement relating to the first offering planned thereunder. The prospectus supplement contained in the Registration Statement filed May 14, 1998 includes certain information regarding the operations of the Corporation and its subsidiaries not previously filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Reprinted below are the following sections from the prospectus supplement: "Business," "Management's Discussion and Analysis of Financial Condition and results of Operations T&N," and "Management's Discussion and Analysis of Financial Condition and results of Operations Fel-Pro."


                                   BUSINESS

  For purposes of this section ("Business"), references to "Federal-Mogul" or the "Company" include operations acquired in the acquisitions of T&N (as hereinafter defined) and Fel-Pro (as hereinafter defined) and statistics have been prepared on a pro forma basis, giving effect to the acquisitions of T&N and Fel-Pro and the disposition of the T&N Bearings Business (as hereinafter defined) as if they had occurred on January 1, 1997, unless otherwise noted.

OVERVIEW

  Federal-Mogul is a leading global manufacturer and distributor of a broad range of vehicular components for automobiles and light trucks, heavy duty trucks, farm and construction vehicles and industrial products. Such components include powertrain systems components (primarily bearings, rings and pistons), sealing systems components (dynamic seals and gaskets) and general products (primarily camshafts, friction products, sintered products and systems protection products). Federal-Mogul markets its products to many of the world's major original equipment ("OE") manufacturers. Federal-Mogul also manufactures and supplies its products and related parts to the aftermarket relating to each of these categories of equipment.

  Founded in 1899, Federal-Mogul traditionally focused on the manufacture and distribution of engine bearings and sealing systems. From 1990 through 1996, Federal-Mogul pursued a strategy of opening retail auto stores in various domestic and international locations. These geographically-dispersed stores proved burdensome to manage and resulted in substantial operating losses. In the fourth quarter of 1996, Federal-Mogul underwent a change of management, following which the Company initiated a significant restructuring program designed to refocus the Company on its core competency of manufacturing. As part of such restructuring, Federal-Mogul took the following actions: (i) closed international aftermarket distribution centers in Malaysia and Singapore; (ii) divested 72 international retail aftermarket operations and sold or restructured 25 wholesale aftermarket operations; (iii) closed its Leiters Ford, Indiana manufacturing facility and consolidated its lighting products operations in Juarez, Mexico; (iv) consolidated certain of its North American warehouse facilities; (v) consolidated its customer support functions previously housed in Phoenix, Arizona into the Company's Southfield headquarters; (vi) consolidated its European aftermarket management functions in Geneva, Switzerland into the Wiesbaden, Germany manufacturing headquarters; and (vii) streamlined certain of its administrative and operational staff functions worldwide. In addition, by the end of the first quarter of 1998, the Company expects to have successfully exited all of its retail businesses, except for Puerto Rico where the Company continues to seek a buyer. Federal-Mogul also began to pursue a growth strategy of acquiring complementary manufacturing companies that enhance the Company's product base, expand its global manufacturing operations and provide opportunities to capitalize on the Company's aftermarket distribution network and technological resources.

  In connection with its growth strategy, on March 6, 1998 Federal-Mogul acquired T&N plc ("T&N"), a U.K. based supplier of engine and transmission products, for total consideration of approximately (Pounds)1.46 billion ($2.42 billion (converted at a blended exchange rate of 1 pound sterling to 1.6510 U.S. dollars). T&N manufactures and supplies high technology engineered automotive components and industrial materials including pistons, friction products, bearings, systems protection, camshafts and sealing products. On February 24, 1998, Federal-Mogul acquired Fel-Pro Incorporated and certain affiliated entities, which constitute the operating businesses of the Fel-Pro group of companies ("Fel-Pro"), a privately-owned automotive parts manufacturer, for total consideration of approximately $717 million. Fel-Pro is a premier gasket manufacturer for the North American aftermarket and OE heavy duty market.

  Federal-Mogul currently operates facilities at over 240 locations in 24 countries. On a pro forma basis (giving effect to the acquisitions of T&N and Fel-Pro and the disposition of the T&N Bearings Business as if they had occurred on January 1, 1997), Federal-Mogul's total sales for 1997 were $4.8 billion.

  The following charts set forth Federal-Mogul's net sales by customer group, geographic region and manufacturing division as a percentage of total net sales for the year ended December 31, 1997, on a pro forma basis.

                                [GRAPH APPEARS]

      1997 Net Sales            1997 Net Sales             1997 Net Sales
    by Customer Group        by Geographic Region     by Manufacturing Division

    52% Original             49% U.S. and Canada      38% General Products
        Equipment (OE)       40% Europe               40% Powertrain
    48% Aftermarket          11% Rest of World        22% Sealing Systems

  Among Federal-Mogul's largest customers are Caterpillar, Chrysler, Cummins, Ford, General Motors, Mercedes-Benz, NAPA, Peugeot and Volkswagen/Audi (in alphabetical order).

BUSINESS STRATEGY

  The Company believes its recent restructuring program, which refocused the Company on its core competency of manufacturing, and the acquisitions of T&N and Fel-Pro, which expanded the Company's product base and geographic reach, significantly enhanced its position within the automobile, truck and other vehicular components markets. The Company believes that opportunities exist to continue its growth and further enhance its market presence through the following initiatives:

 Systems Approach

  The breadth of the Company's manufacturing capabilities and product offerings enable it to be one of a small number of manufacturers with the ability to seal entire engine, transmission and axle systems and to be a single source supplier of engine and sealing components. In addition, Federal-Mogul is committed to becoming a provider of a complete engine and transmission modules for its OE customers. The Company believes that OE manufacturers of automobiles, trucks and other vehicles are increasingly seeking to reduce the number of suppliers from which they source parts and to develop relationships with suppliers that can offer integrated systems and modules in order to lower production costs, increase quality, provide better technology and shorten product development cycles. The T&N and Fel-Pro acquisitions, which expanded the Company's gasket, cast aluminum piston, large bearing and sealing product lines and added product lines for articulated pistons, cylinder liners and piston rings, are major steps toward Federal-Mogul's strategic goal of developing global engine and sealing systems for its OE customers.

 Continue Focus on New Product Innovation

  The Company's expertise in engineering and research and development has made Federal-Mogul a leader in virtually all of the products segments in which it competes. The Company utilizes the latest technologies, processes and materials to solve problems for customers and to bring new, innovative products to market. The Company has special competencies in alloy development, customized materials formulations, surface technology, advanced modeling and testing and systems engineering. These capabilities allow the Company to reduce production costs and to develop products that are more durable and exhibit better interaction with surrounding components. These innovative products better serve OE customers and aid brand development, resulting in a higher margin product mix.

 Extend Global Manufacturing Reach

  The Company is committed to extending its manufacturing capabilities worldwide in response to the global expansion of its OE manufacturing customers. The acquisition of T&N and Fel-Pro have substantially increased the Company's manufacturing presence, particularly in North America and Europe. Management believes expansion of manufacturing operations to follow the expansion of OE manufacturers into Latin America, Eastern Europe and Asia provides significant growth opportunities for the Company in the future.

 Pursue Strategic Acquisitions

  The vehicular engine and sealing component industry is large and highly fragmented. The Company believes that as OE manufacturers continue to outsource and reduce the number of suppliers, opportunities will exist for further consolidation within industry. The Company believes that, through its established presence in these markets and its strong relationships with OE manufacturers worldwide, the Company is in a favorable position to capitalize on future industry consolidation. The Company's management has substantial experience in completing and integrating acquisitions within the automobile parts industry and believes that this experience will help it select and pursue acquisition opportunities that can enhance the Company's product base, expand its global manufacturing operations and further capitalize on the Company's aftermarket distribution network and technological resources.

 Expand Aftermarket Presence

  Approximately 48% of the Company's 1997 sales, on a pro forma basis, were generated from the aftermarket. The Company believes that opportunities exist to further leverage its broad product offerings, reputation for new product innovation and presence within the OE market to increase its penetration of the worldwide aftermarket. In addition, the Company believes that its ability to sell products developed for the OE market to aftermarket customers reduces the impact of adverse changes in demand for new vehicles.

 EVA Focus

  In 1997, the Company adopted Economic Value Added (EVA(R)) as its primary financial measurement and incentive compensation metric. EVA is equal to net operating profits after economic taxes and a charge for capital invested in the Company, which is equal to the product of the total capital invested in the Company and the weighted average cost of capital for the Company's target blend of debt and equity. The Company's management has placed significant emphasis on improving the Company's financial performance and achieving various operating efficiencies through technical development, manufacturing, marketing and administrative rationalization in connection with this effort. The Company's EVA improved significantly in 1997 due primarily to improved operating margins (4.9% in 1996 and 7.7% in 1997) combined with $166 million of cash flow from continuing operations (net of expenditures for property, plant and equipment) in 1997. EVA is also being applied to the integration of T&N and Fel-Pro to optimize synergies and cost savings. As the Company continues to expand both its product base and its geographic scope, management will evaluate investments and acquisitions based on both EVA and strategic importance. In addition, the Company currently determines compensation for certain top managers using an EVA based system and expects to increase the number of managers participating in its EVA based compensation system to over 200 in 1999.

REORGANIZATION

  Following the acquisitions of T&N and Fel-Pro, Federal-Mogul's integrated operations are being reorganized to realize synergies and effectively coordinate operations. Operations will be conducted through three manufacturing operating units corresponding to major product areas: Powertrain Systems, Sealing Systems and General Products. The major product categories in Powertrain Systems include engine bearings and piston products. Sealing Systems includes dynamic seals and gaskets. General Products include camshafts, friction products, sintered products, systems protection products and a number of smaller product lines. The Worldwide Aftermarket organization is responsible for Federal-Mogul's global aftermarket sales, marketing and distribution.

     The components of Federal-Mogul's plan for integrating operations acquired with T&N and Fel-Pro include: closure of four manufacturing facilities worldwide; relocation of highly manual manufacturing product lines to lower cost regions or more suitable locations; consolidation of overlapping manufacturing, technical and sales facilities and joint ventures; closure of two aftermarket central warehouses and five in-country warehouses; consolidation of aftermarket marketing and customer support functions; and streamlining of administrative, sales, marketing and product engineering staffs worldwide. An anticipated result of the integration plan and the restructuring is a reduction of approximately 4,200 employees.

     In connection with securing regulatory approvals for the acquisition of T&N, Federal-Mogul executed an Agreement Containing Consent Order with the U.S. Federal Trade Commission (the "FTC") on February 27, 1998. Pursuant to this agreement Federal-Mogul must divest T&N's thinwall and dry bearings (polymer bearings) operations (the "T&N Bearings Business"), consisting principally of T&N's thinwall and dry bearings (polymer bearings) operations, within six months after the FTC declares the consent order final and must provide for independent management of those assets pending such divestiture. The agreement stipulates that the T&N Bearings Business is to be maintained as a viable, independent competitor of Federal-Mogul and that Federal-Mogul shall not attempt to direct the activities of, or exercise control over, the T&N Bearings Business or have contact with the T&N Bearings Business outside of normal business activities. The T&N Bearings Business accounted for approximately $393.1 million of T&N's 1997 revenues and employed approximately 4,000 people. In addition, T&N's North American aftermarket business is being held separately (on an interim basis) as an independent business pursuant to the Agreement Containing Consent Order.

MANUFACTURING DIVISIONS

     Federal-Mogul has three manufacturing divisions as follows:

-----------------------------------------------------------------------------------------------------------------------------------
                                                            % of
                                                            1997
Manufacturing Division Product                              Sales    Brand Names                         Application
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Powertrain Systems     Engine Bearings, Bushings, Washers            Federal-Mogul(R), Glyco(R),         automotive, light truck,
                         and Large Bearings                  40.0%   AE Goetze(R) and Sterling(R)        heavy duty, industrial,
($1.9 billion of       Pistons and Piston Pins               33.0%                                       marine, agricultural,
consolidated sales     Rings and Liners                      27.0%                                       power generation and
in 1997)                                                    ------                                       small air-cooled engine
                                                            100.0%
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Sealing Systems        Dynamic Seals                         30.0%   National(R), Mather(R), STS(R),     automotive, light truck,
($1.1 billion of       Gaskets                               70.0%   Redi-Seal(R), Redi-Sleeve(R),       heavy duty truck,
consolidated sales in                                       ------   Unipiston(R), Engine Seal(R), Fel-  agricultural, off-highway,
1997)                                                       100.0%   Pro(R), Payen(R) and McCord(R)      marine, railroad, high
                                                                                                         performance and
                                                                                                         industrial
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
General Products       Camshafts                             13.0%   Weyburn-Bartel(R), Weyburn-         vehicular and industrial
($1.2 billion of       Friction Products                     42.0%   Lydmet(R), Brico(R), Sintertech(R),
consolidated sales in  Sintered Products                     17.0%   Bentley-Harris(R), Silverton(R),
1997)(1)               Systems Protection Products            9.0%   FHE(R), Connoisseur Auto
                       Other General Products                19.0%   Air Conditioning(R), Carter(R)
                                                            ------   and Signal-Stat(R)
                                                            100.0%
-----------------------------------------------------------------------------------------------------------------------------------

-----------
     (1) Excluding $600 million of sourced aftermarket product.

 POWERTRAIN SYSTEMS

     Federal-Mogul's Powertrain Systems products are used in automotive, light truck, heavy duty, industrial, marine, agricultural, power generation and small air-cooled engine applications. The Powertrain Systems (not including the T&N Bearings Business to be divested) accounted for $1.9 billion of Federal-Mogul's 1997 pro forma consolidated sales, of which 41% were in North America, 52% were in Europe and 7% were in the rest of the world. In 1997,

Powertrain Systems unit's five largest customers by sales volume were Caterpillar, Cummins, Ford, General Motors and Volkswagen/Audi (in alphabetical order). Approximately 68% of the sales in 1997 for Powertrain Systems were to OE customers while 32% were to aftermarket customers.

     Federal-Mogul's Powertrain Systems operations combine large bearings and piston products operations acquired in the T&N acquisition with pre-existing powertrain assets of Federal-Mogul, primarily bearings operations. The addition of T&N greatly expanded Federal-Mogul's presence in cast aluminum pistons and large bearings as well as adding four additional product lines, articulated pistons, piston rings, cylinder liners and piston pins. The Company's Powertrain Systems maintains 57 manufacturing locations in 16 countries. (T&N's other Powertrain Systems operations--thinwall bearings and dry bearings--are to be divested for regulatory reasons and are held separately, in the interim, see "--Reorganization.")

     Engine Bearings, Bushings, Washers and Large Bearings. Engine bearings, bushings, washers and large bearings accounted for approximately 40% of the sales for Powertrain Systems. Federal-Mogul manufactures thin wall engine bearings, bushings and washers for original equipment and aftermarket sales. These products include bimetallic and trimetallic journal bearings (main, connecting rod, thrust and tilting pad), bimetallic and trimetallic bushings and washers, valve plates, labyrinth seals, dry bearings and sputter bearings. Federal-Mogul's large bearings products--heavy wall bearings, rotating plant bearings and structural products--are sold only to OE customers. Engine bearings, bushings, washers and large bearings are sold under the brand names Federal-Mogul(R) and Glyco(R).

     Pistons and Piston Pins. Pistons and piston pins accounted for approximately 33% of the sales for Powertrain Systems. Federal-Mogul designs and manufactures cast aluminum pistons for all gasoline and diesel engine applications, articulated aluminum body/steel crown pistons for heavy duty diesel applications, piston rings for all classes of internal combustion engines, cylinder liners in cast iron for new generation aluminum block engines and piston pins from steel. The addition of T&N has significantly expanded the technology, scope and range of pistons offered by Federal-Mogul, most notably in the OE market. The T&N acquisition has also added piston rings and a wide range of high strength steel piston pins (also known as wrist pins or gudgeon pins) to the Federal-Mogul product line. Pistons and piston rings are sold under the brand names AE Goetze(R) and Sterling(R).

     Rings and Liners. Rings and liners accounted for approximately 27% of the sales for Powertrain Systems. Federal-Mogul manufactures a wide range of cast iron or steel rings, plasma, chrome and CKS coatings and wet, dry and cast liners. Federal-Mogul now designs and manufactures a wide range of cast iron and steel piston rings. With the addition of T&N and Fel-Pro, Federal-Mogul added cylinder liners to its product line. Rings and liners are marketed under the brand name AE Goetze(R).

 SEALING SYSTEMS

     Federal-Mogul's Sealing Systems products are used in automotive, light truck, heavy duty diesel, agricultural, off-highway, marine, railroad, high performance and industrial applications. Sealing Systems accounted for $1.1 billion of Federal-Mogul's 1997 consolidated sales, of which 66% were in North America, 23% were in Europe and 11% were in the rest of the world. In 1997, this division's five largest customers by sales volume were Chrysler, Cummins, Fiat, Ford and General Motors (in alphabetical order). Approximately 47% of the sales in 1997 for Sealing Systems division were to OE customers while 53% were to aftermarket customers.

     Federal-Mogul's Sealing Systems operations combine the gaskets operations acquired in the T&N and Fel-Pro acquisitions with the pre-existing Federal-Mogul dynamic seals business. The acquisitions of T&N and Fel-Pro have made Federal-Mogul one of a select number of manufacturers with the ability to seal entire engines, transmission and axle systems. The Company's Sealing Systems maintains 23 manufacturing locations in 12 countries.

     Dynamic Seals. Dynamic seals accounted for approximately 30% of the sales for Sealing Systems division. Federal-Mogul manufactures a line of dynamic seals consisting of oil seals (for engine, transmissions and axles), crankshaft seal carrier assemblies, valve stem seals, air conditioning compressor seals, bonded pistons for transmissions, 24-hour made-to-order oil seals, wear sleeves for shaft sealing surface repair and truck hub seals. These products are marketed under the brand names National(R), Mather(R), STS(R), Redi-Seal(R), Redi-Sleeve(R) and Unipiston(R).

     Gaskets. Gaskets accounted for approximately 70% of the sales for Sealing Systems. Federal-Mogul utilizes a wide range of material technologies to manufacture a full range of gasket types, including cylinder head gaskets in multi-layer steel, graphite, edge molded metal plate and other composites, valve and rocker cover gaskets, intake and exhaust manifold gaskets and miscellaneous gaskets in steel, composite, elastomeric and spiral wound. Federal-Mogul also offers a complete line of repair kits for professional installers under the brand name of Fel-Pro(R). Federal-Mogul established a strong presence in the heavy duty OE market for gaskets (including, primarily, gaskets for light and heavy duty diesel engines) through its acquisition of Fel-Pro. While Fel-Pro's market share of automotive OE gaskets was more limited, T&N's Sealing Products division has a stronger presence in the automotive OE market, adding balance to Federal-Mogul's overall OE gasket activities.

 GENERAL PRODUCTS

     Federal-Mogul's General Products includes four primary product lines, which were primarily acquired with T&N: camshafts, friction products, sintered products and systems protection products. In addition, General Products includes a number of smaller product lines, some of which (fuel systems components and lighting products) pre-date the acquisition of T&N and others of which (heat transfer products and textiles) were acquired with T&N.
Products Federal-Mogul sources from other manufacturers, which are not related to Powertrain Systems and Sealing Systems, are included in General Products and distributed by Worldwide Aftermarkets.

     Products manufactured by Federal-Mogul's General Products accounted for $1.2 billion of Federal-Mogul's 1997 consolidated sales (excluding $600 million of sourced aftermarket product). Approximately 34% of the unit's manufactured sales were in North America, 57% were in Europe and 9% were in the rest of the world. In 1997, General Products' five largest customers by sales volume were Ford, General Motors, LucasVarity, Peugeot and Renault (in alphabetical order). Approximately 64% of the sales in 1997 for General Products of products it manufactures were to OE customers while 36% were to aftermarket customers. The Company's General Products maintains 53 manufacturing locations in 17 countries.

     Camshafts. Camshafts accounted for approximately 13% of Federal-Mogul manufactured products sales for General Products. Federal-Mogul casts, machines and assembles camshafts primarily for the automotive market. These products are marketed under the brand names Weyburn-Bartel(R) and Weyburn-Lydmet(R).

     Friction Products. Friction products accounted for approximately 42% of Federal-Mogul manufactured products sales for General Products. Federal-Mogul manufactures disc brake pads, drum brakes and brake linings for the automotive and commercial vehicle sector. These products are marketed under the brand name Ferodo(R) and are sold primarily in Europe.

     Sintered Products. Sintered products accounted for approximately 17% of Federal-Mogul manufactured products sales for General Products. Federal-Mogul utilizes advanced powder metallurgy techniques for the manufacture of a wide range of automotive components including valve guides, valve seat inserts, ABS sensor rings and other transmission components, together with engine components, principally pulleys, gears and sprockets. These products are marketed under the brand names Brico(R) and Sintertech(R), solely to OE customers.

     Systems Protection Products. Systems protection products accounted for approximately 9% of Federal-Mogul manufactured products sales for General Products. Federal-Mogul manufactures a wide variety of products used for automotive under body and under hood protection from heat, noise, abrasion and stone impingement. Most of these products are based on braided, knitted and non-woven fabrics. Products based on the same technologies are sold in the electrical, white goods and aerospace industries. These products are marketed under the brand name Bentley-Harris(R), solely to OE customers, and are sold primarily in North America.

     Other General Products. Other general products--primarily consisting of heat transfer products, fuel system components and lighting products--accounted for approximately 19% of Federal-Mogul manufactured products sales for General Products. Federal-Mogul is in the process of reselling the chemical manufacturing operations acquired with Fel-Pro (representing approximately $32.8 million of Fel-Pro's 1997 net sales and $2.6 million of Fel-Pro's 1997 net income). The primary components of other general products are:

     . heat transfer products (engine cooling radiators in both aluminum and copper brass construction and heater, ventilator and air conditioning units for automotive in-cab use) manufactured in South Africa for sale in the South African market and for global export under the brand names Silverton(R), FHE(R) and Connoisseur Auto Air Conditioning(R);

     . fuel system components (a full line of fuel pumps including mechanical fuel pumps, diesel lift pumps, electric fuel pumps, electric fuel modules and hanger assemblies) marketed in North America, under the brand name Carter(R); and

     . lighting products (clearance marker lamps, front, side and rear signal lamps, stop, tail and turn lights, emergency lighting, turn signal switches, auxiliary lighting and back-up lamps) marketed under the brand name Signal-Stat(R).

Worldwide Aftermarket

  Federal-Mogul's North American distribution centers in Jacksonville, Alabama, LaGrange, Indiana, and Maysville, Kentucky (the "Distribution Centers"), served as the core of Federal-Mogul's domestic aftermarket distribution network prior to the acquisitions of T&N and Fel-Pro. Products are shipped from these Distribution Centers to service centers in the United States and Canada. For Latin American sales, products are shipped through a facility in Weston, Florida to two international regional distribution centers and 15 Latin American branches. For European sales, products are shipped through Federal-Mogul's facility in Kontich, Belgium.

  T&N and Fel-Pro each brought with them developed aftermarket operations duplicating, in part, Federal-Mogul's existing capabilities. T&N was, at the time of its acquisition, the world's largest supplier of engine parts to the independent aftermarket, as measured by revenues (with approximately 80% of the parts distributed having been produced by T&N). Fel-Pro also brought significant aftermarket penetration with it, built on the substantial brand loyalty its gasket lines have acquired through a history of technological innovations, merchandising and marketing, which have differentiated them in the market, particularly among professional installers. Management thus believes that aftermarket distribution provides significant opportunities for realization of synergies.

  T&N's aftermarket distribution system at the time of the acquisition included 36 major distribution centers and sales offices utilizing over 1,600 employees worldwide to distribute over 200,000 component parts of 5,000 engine models via its AE and Goetze marketing networks. The Company's Worldwide Aftermarket includes 119 distribution facilities in 19 countries.

  Fel-Pro's domestic aftermarket business, focused primarily on gaskets, primarily distributed from a state-of- the-art facility inside its Skokie, Illinois plant, using a highly automated, virtually paperless process.

Customers

  Among Federal-Mogul's largest customers are Caterpillar, Chrysler, Cummins, Ford, General Motors, Mercedes-Benz, NAPA, Peugeot and Volkswagen/Audi (in alphabetical order).

  Original Equipment. Federal-Mogul's OE customers consist primarily of automotive and heavy duty vehicle customers, as well as farm and industrial equipment manufacturers, agricultural, off-highway, marine, railroad, high performance and industrial applications. Federal-Mogul has well-established relationships with substantially all major North American and European automotive OE manufacturers, some pre-existing and others resulting from the acquisitions of T&N and Fel-Pro. Management believes there are additional system opportunities with OE manufacturers in the Asia-Pacific and Latin American regions. In addition, management believes that the acquisitions of T&N and Fel-Pro have positioned Federal-Mogul to take advantage of developing OE customer demand for single supplier systems and modules in the future, particularly in light of Federal-Mogul's global reach and capabilities. See "--Strategy."

  Aftermarket. Federal-Mogul's domestic and international customers include independent warehouse distributors who redistribute products to local parts suppliers called "jobbers," industrial bearing distributors, distributors of heavy duty vehicular parts, engine rebuilders and retail parts stores. The breadth of Federal-Mogul's product lines, together with the strength of its brand names and sales force, are central to Federal-Mogul's aftermarket operations.


Research and Development

  Federal-Mogul maintains technical centers in Europe and North America to develop and provide advanced materials, products and manufacturing processes for all of its manufacturing units, including facilities acquired with T&N and Fel-Pro. Federal-Mogul's expertise in engineering, research and development ensures that the latest technologies, processes and materials are considered in solving problems for customers and bringing new, innovative product to market. Federal-Mogul provides its customers with real-time engineering capabilities and design development in their home countries. In recognition of the importance of technology throughout its operations, following the acquisitions, Federal-Mogul created the post of Vice President--Technology to coordinate technological activities throughout its operations.

  The acquisitions of T&N and Fel-Pro provided Federal-Mogul with substantial additional technological expertise. In particular, the newly acquired technical centers in the United Kingdom and the United States bring a new depth of capability in materials development, surface engineering, computational analysis, engine testing and systems engineering. Recent achievements of these centers include development of advanced piston alloys, novel bearing coatings, brake pads for motor sport applications, engine structure modeling to predict gasket performance and test techniques for measurement of bore distortion in running engines.

  The Fel-Pro acquisition brought substantial research operations focusing on gaskets and their manufacture, including complete material, application design and process development capabilities and a dedicated design/engineering staff of over 100 employees. Recent technology innovations pioneered by Fel-Pro include PermaDry Plus(R), multi-layered steel head gaskets, noise and vibration dampening devices and rubber edge molded gaskets. In the past, Fel-Pro has introduced several product innovations including Fel-Coprene(R), Print-O-Seal(R) and Perma-Torque Blue(R), which have become market standards in the gasket aftermarket.

  Technological activities are conducted at facilities Federal-Mogul acquired from T&N including, in particular, its central technical center at Cawston, England, its facility at Burscheid, Germany and its technical center at Plymouth, Michigan, and at Fel-Pro's facilities in Skokie, Illinois, as well as at Federal-Mogul's major pre-existing technological centers, in Ann Arbor, Michigan, Logansport, Indiana, Malden, Missouri, and Wiesbaden, Germany. Each of Federal-Mogul's operating units is engaged in various engineering, research and development efforts working side by side with customers to develop custom solutions unique to their needs.

  Total expenditures for research and development activities, on a pro forma basis, were approximately $102.8 million in 1997, $101.6 million in 1996 and $99.8 million in 1995.

Suppliers

  Federal-Mogul sells its manufactured parts as well as parts manufactured by other manufacturers to the aftermarket. In 1997, no outside supplier of Federal-Mogul provided products that accounted for more than 5% of Federal-Mogul's net sales.

  Federal-Mogul does not normally experience supply shortages of raw materials. Certain of Federal-Mogul's relationships with its long-term suppliers are contractual.


  In connection with the acquisition of the automotive aftermarket business of TRW, Inc. ("TRW") in 1992, Federal-Mogul and TRW entered into a Supply Agreement for an initial term of 15 years (the "Supply Period"), pursuant to which TRW agreed to supply Federal-Mogul with parts manufactured by TRW and distributed by Federal-Mogul. During the first five years of the Supply Period (the "Exclusive Period"), Federal-Mogul is an exclusive distributor of such TRW parts and thereafter will be a nonexclusive distributor for the remaining term of the Supply Agreement, subject to certain exceptions. Thereafter, both the Exclusive Period and the Supply Period are automatically renewable for one-year periods and are terminable upon one year's notice by either party.

Legal Proceedings

 T&N Asbestos

  In the United States, Federal-Mogul's subsidiary T&N plc and two of T&N plc's U.S. subsidiaries ("the T&N Companies") are among many defendants named in numerous court actions alleging personal injury resulting from exposure to asbestos or asbestos-containing products. T&N plc is also subject to asbestos-disease litigation, to a lesser extent, in the UK and to property damage litigation based upon asbestos in the United States. Because of the slow onset of asbestos-related diseases, management anticipates that similar claims will be made in the future. It is not known how many such claims may be made nor the expenditure which may arise therefrom. T&N has appointed the Center for Claims Resolution ("CCR") as its exclusive representative in relation to all asbestos-related personal injury claims made against the T&N Companies in the United States. As of March 31, 1998, the Company has provided $1.351 million as its estimate for future costs to resolve asbestos claims.

  Prior to its acquisition by Federal-Mogul, T&N secured, by payment of a premium of (Pounds)92 million, a (Pounds)500 million layer of insurance cover which will be triggered should the aggregate number of claims notified after June 30, 1996, where the exposure occurred prior to that date ("IBNR claims"), exceed (Pounds)690 million. At March 31, 1998, Federal-Mogul has recorded reserves for IBNR claims up to the insurance level, which is (Pounds)690 million. For discussion of asbestos-related liabilities and reserves, see Notes 19 and 28 to the T&N Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations--T&N--Asbestos."

  While management believes that estimated reserves, which have not been reduced by any potential insurance proceeds, coupled with T&N's asbestos-related claims insurance policy, are appropriate for anticipated losses arising from T&N's asbestos related claims, no assurance can be given that T&N will not be subject to material additional liabilities and significant additional litigation relating to asbestos. Any such liabilities or litigation could have a material adverse effect on Federal-Mogul's results of operations, business, liquidity and financial condition.

 Federal-Mogul and Fel-Pro Asbestos

  Federal-Mogul also is one of a large number of defendants in a number of lawsuits brought by claimants alleging injury due to exposure to asbestos. In addition, Fel-Pro has been named as a defendant in approximately 18,000 product liability cases involving asbestos, primarily involving gasket or packing products sold to ship owners. Federal-Mogul is defending all such claims vigorously and believes that it and Fel-Pro have substantial defenses to liability and adequate insurance coverage for defense costs (though Fel-Pro has agreed with its insurers to pay approximately 20% of defense costs, in exchange for the right to a significant role in decisions regarding the litigation). While the outcome of litigation cannot be predicted with certainty, after consulting with the office of Federal-Mogul's general counsel, management believes that asbestos claims pending against Federal-Mogul and Fel-Pro as of March 31, 1998 will not have a material effect on Federal-Mogul's financial position.

 Other

  Federal-Mogul is involved in various other legal actions and claims, directly and through its subsidiaries (including T&N and Fel-Pro). After taking into consideration legal counsel's evaluation of such actions, management is of the opinion that their outcomes are not reasonably likely to have a material adverse effect on Federal-Mogul's financial position operating results or cash flow.

Employee Relations

  On March 31, 1998, Federal-Mogul had approximately 45,000 full-time employees (including the T&N Bearings Business), of whom approximately 17,500 were employed in the United States. Approximately 13,700 of these employees work for operations predating the acquisitions of T&N and Fel-Pro, approximately 28,600 work for operations acquired with T&N and approximately 2,700 work for operations acquired with Fel-Pro. An anticipated result of the integration plan and restructuring relating to the acquisitions of T&N and Fel-Pro is a reduction of approximately 4,200 employees.

  Approximately 45% of Federal-Mogul's United States employees are represented by six unions. Approximately 50% of Federal-Mogul's foreign employees are represented by various unions. Each of Federal-Mogul's unionized manufacturing facilities has its own contract with its own expiration date and, as a result, no contract expiration date affects more than one facility. Federal-Mogul believes its labor relations to be good.

Environmental Regulations

  Federal-Mogul's operations, in common with those of industry generally, are subject to numerous existing and proposed laws and governmental regulations designed to protect the environment, particularly regarding plant wastes and emissions and solid waste disposal. Capital expenditures for property, plant and equipment for environment control activities did not have a material impact on Federal-Mogul's financial position or results of operations in 1997 and are not expected to have a material impact on Federal-Mogul's financial position or results of operations in 1998 or 1999.

Backlog

  The majority of Federal-Mogul's products are not on a backlog status. They are produced from readily available materials and have a relatively short manufacturing cycle. For products supplied by outside suppliers, Federal-Mogul generally purchases products from more than one source. Federal-Mogul expects to be capable of handling the anticipated 1998 sales volumes.

Patents and Licenses

  Federal-Mogul is committed to protecting its technology investments and market share through an active and growing international patent portfolio. Federal-Mogul's patent portfolio is composed of a large number of foreign and U.S. patents and pending patent applications which relate to a wide variety of products and processes. In the aggregate, Federal-Mogul's international patent portfolio is of material importance to its business; however, Federal-Mogul does not consider any international patent or group of international patents relating to a particular product or process to be of material importance when judged from the standpoint of the business as a whole.

COMPETITION

  The global vehicular parts business is highly competitive. Federal-Mogul competes with many of its customers that produce their own components as well as with independent manufacturers and distributors of component parts in the United States and abroad. In general, competition for such sales is based on price, product quality, customer service and the breadth of products offered by a given supplier. Federal-Mogul has attempted to meet these competitive challenges through more efficiently integrating its manufacturing and distribution operations, expanding its product coverage within its core businesses, and expanding its worldwide distribution network.

PROPERTIES

  Federal-Mogul conducts its business from its World Headquarters complex in Southfield, Michigan, which is leased pursuant to a sale/leaseback arrangement. At March 31, 1998, Federal-Mogul had over 120 manufacturing facilities with in excess of 16 million square feet (approximately 80% of which were owned and 20% were leased) and over 100 aftermarket facilities with in excess of 3.5 million square feet (approximately 10% of which were owned and 90% were leased). Over half of the manufacturing facilities (by square footage) were in Europe and approximately one third were in North America. Over 85% of aftermarket facilities (by square footage) were in North America, with a strong majority of the remainder in Europe. Federal-Mogul also had other facilities (primarily research and office only sites) accounting for approximately 800,000 square feet.

  All owned and leased properties are well maintained and equipped for the purposes for which they are used. Federal-Mogul believes that its facilities are suitable and adequate for the operations involved. In the case of leased properties, Federal-Mogul believes that the leases could be renewed or comparable facilities could be obtained without materially affecting operations.

                                      T&N

    YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996 AND YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

  On March 6, 1998, Federal-Mogul completed its cash offer to acquire all outstanding common stock of T&N for 260 pence per share. Total consideration paid was (Pounds)1.4636 billion ($2.4164 billion, converted at a blended exchange rate of 1 pound sterling to 1.6510 U.S. dollars). In connection with securing regulatory approvals for the acquisition of T&N, Federal Mogul agreed subsequently to divest certain assets, consisting principally of T&N's thinwall and dry bearings (polymer bearings) operations. See "Business-- Reorganization." These assets are a subset of the operations T&N included in its bearings product group and the discussion below of such product group does not, therefore, directly correspond to the assets to be divested (which are referred to herein as the "T&N Bearings Business").

  The following discussion is based upon the audited consolidated financial statements of T&N (the "T&N Financial Statements") which have been prepared in conformance with generally accepted accounting principles in the United Kingdom ("U.K. GAAP"). U.K. GAAP differ in certain significant respects from generally accepted accounting principles in the United States ("U.S. GAAP"). The significant differences between U.S. GAAP and U.K. GAAP as they relate to T&N are summarized in Note 29 to the T&N Financial Statements.

RESULTS OF OPERATIONS

 Turnover (Net Sales)

  T&N's consolidated turnover excluding associated undertakings (hereinafter referred to as net sales) decreased by 8.0% in 1997. The 1997 decrease was primarily due to the effects of adverse foreign exchange fluctuations, 1997 divestitures and the full year impact of 1996 divestitures. These decreases were partially offset by the 1997 acquisition of Metal Leve, Inc., which expanded T&N's product offerings in piston-related products, and certain volume improvements for continuing businesses. Excluding 1997 acquisitions (which added (Pounds)30 million to 1997 net sales) and the impact of divestitures, 1997 net sales decreased 4.4% as compared to 1996.

  The primary source of the foreign exchange fluctuation impact on T&N in 1997 was the continued appreciation of the pound sterling in relation to other European currencies (and, to a lesser extent, the U.S. dollar) through the year. This appreciation resulted in an adverse currency translation effect upon overseas earnings and erosion of margins on exports billed in foreign currency. These effects were partially offset by reduced expense for materials imported into the U.K. Excluding the effects of (Pounds)153 million in adverse foreign currency fluctuations and acquisitions, net sales from continuing operations increased by approximately 4.0%.

  Net sales by market were:

                                      1997            1996            1995
                                 --------------- --------------- ---------------
                                          (POUNDS STERLING IN MILLIONS)
      Light vehicle original
       equipment...............  (Pounds)  731.2 (Pounds)  772.9 (Pounds)  756.6
      Automotive aftermarket...            497.1           529.4           480.1
      Industrial and heavy duty
       original equipment......            570.8           653.7           854.8
                                 --------------- --------------- ---------------
                                 (Pounds)1,799.1 (Pounds)1,956.0 (Pounds)2,091.5
                                 =============== =============== ===============

  Net sales by product group (as these were configured prior to Federal-Mogul's acquisition of T&N) were:

                                      1997            1996            1995
                                 --------------- --------------- ---------------
                                          (POUNDS STERLING IN MILLIONS)
      Bearings.................  (Pounds)  329.6 (Pounds)  333.1 (Pounds)  342.5
      Sealing products.........            195.1           216.0           227.0
      Friction products........            293.9           309.5           319.0
      Piston products..........            572.8           574.7           559.6
      Composites and camshafts.            372.9           381.1           328.9
                                 --------------- --------------- ---------------
      Continuing operations....          1,764.3         1,814.4         1,777.0
      Discontinued operations..             34.8           141.6           314.5
                                 --------------- --------------- ---------------
                                 (Pounds)1,799.1 (Pounds)1,956.0 (Pounds)2,091.5
                                 =============== =============== ===============

  Decreases in sealing products net sales were primarily attributable to German and French businesses. Piston products net sales, which declined by 0.3% in 1997 as compared with 1996, were affected by the acquisition of Metal Leve, Inc. (excluding that acquisition, piston products net sales from continuing operations decreased 5.2%).

  During 1997, 1996 and 1995, T&N divested certain non-core businesses with net sales of (Pounds)34.8 million, (Pounds)141.6 million and (Pounds)314.5 million. These divestitures included the disposition of T&N's entire construction materials and engineering products business.

  Net sales for businesses divested by product group were:

                                               DISCONTINUED OPERATIONS
                                       ----------------------------------------
                                           1997         1996          1995
                                       ------------ ------------- -------------
                                            (POUNDS STERLING IN MILLIONS)
      Sealing products................ (Pounds)12.1 (Pounds) 49.8 (Pounds) 49.6
      Friction products...............         12.5          18.6          10.9
      Composites and camshafts........         10.2          18.9         103.5
      Construction materials and
       engineering....................          --           54.3         150.5
                                       ------------ ------------- -------------
                                       (Pounds)34.8 (Pounds)141.6 (Pounds)314.5
                                       ============ ============= =============

 Cost of Sales

  Cost of sales as a percentage of net sales was 71.8%, 72.5% and 72.1% for 1997, 1996 and 1995, respectively. The 1997 acquisition and 1997 and 1996 divestitures had an immaterial impact on cost of sales as a percentage of net sales. Excluding the impact of 1995 divestitures, cost of sales as a percentage of net sales was 71.3% in 1995.

 Federal-Mogul Bid Related Costs

  T&N incurred (Pounds)10 million of costs in 1997 related to the acquisition bid by Federal-Mogul. These fees were primarily for professional services provided with respect to the offer to purchase the entire outstanding share capital of T&N.

 Other Operating Expenses

  Significant components of other operating expenses were:

                                         1997          1996          1995
                                     ------------- ------------- -------------
                                           (POUNDS STERLING IN MILLIONS)
      Selling and distribution
       costs........................ (Pounds)148.8 (Pounds)168.6 (Pounds)173.5
      Administrative expenses.......         130.7         148.7         144.0
      Research & development........          52.1          53.0          52.2
                                     ------------- ------------- -------------
                                     (Pounds)331.6 (Pounds)370.3 (Pounds)369.7
                                     ============= ============= =============

  Selling and distribution costs as a percentage of net sales were 8.3%, 8.6% and 8.3% for 1997, 1996 and 1995, respectively. Administrative expenses as a percentage of net sales were 7.3%, 7.6% and 6.9% for 1997, 1996 and 1995, respectively. The 1997 acquisition and 1997, 1996 and 1995 divestitures impact on selling and distribution costs as a percentage of net sales and administrative expenses as a percentage of net sales were immaterial.

  Research and development costs as a percentage of net sales were 2.9%, 2.7% and 2.5% for 1997, 1996 and 1995, respectively, and reflect T&N's continuing commitment to investment in innovation and technology.

ASBESTOS

  In the U.S., T&N plc and two of its U.S. subsidiaries (the "T&N Companies") are among many defendants named in numerous court actions alleging personal injury resulting from exposure to asbestos or asbestos-containing products. T&N plc is also, to a lesser extent, subject to asbestos-disease litigation in the U.K. and to property damage litigation in the U.S. Because of the slow onset of asbestos-related diseases, management anticipates that similar claims will be made in the future. It is not known how many such claims may be made nor the expenditure which may arise therefrom.

  In 1996, T&N secured a (Pounds)500 million layer of insurance which will be triggered should the aggregate cost to resolve claims notified after June 30, 1996, where the exposure occurred prior to that date (incurred but not reported, or "IBNR," claims), exceed (Pounds)690 million. For additional information regarding asbestos-related liabilities and reserves, see Notes 19 and 28 to the T&N Financial Statements.

 Asbestos Charges Recognized in 1996 and 1997

  T&N recognized two charges to establish provisions for IBNR claims for the year ended December 31, 1996, one in the amount of (Pounds)323 million ((Pounds)550 million on an undiscounted basis) and a second in the amount of (Pounds)50 million. The latter charge was related to the risk that U.S. courts would reject a class action settlement to which the T&N Companies were party (in Georgine et al v. Amchem et al). This settlement was ultimately rejected by the U.S. Supreme Court in 1997 and some increase in new IBNR claims filed has resulted. T&N also recognized a (Pounds)50 million charge in 1996 for claims notified and outstanding as of June 30, 1996. In addition, T&N recorded the (Pounds)92 million cost of the (Pounds)500 million layer of insurance in 1996, and the premium was paid in 1997. T&N recognized no additional provisions relating to asbestos in 1997.

 Asbestos-Related Payments in 1996 and 1997

  T&N paid (Pounds)149.4 million for asbestos-related claims, including the (Pounds)92 million insurance premium, during 1997 and (Pounds)64.8 million in 1996.

RELEASE OF PROVISION/(PROVISION AGAINST) FIXED ASSET INVESTMENTS:
KOLBENSCHMIDT COSTS

  In March 1995, T&N entered into option arrangements for 1,345,452 shares of Kolbenschmidt AG ("KS"), which represented approximately 49% of the outstanding share capital of KS. In 1995, T&N recognized a charge of (Pounds)19.5 million related to the creation of provisions relating to the reduction of the value of fixed asset investments (the Kolbenschmidt options).

  In 1996, KS issued nine shares for each share already outstanding such that the option arrangements increased to 13,454,520 shares. In December 1996, options over 6,727,260 shares expired and T&N recognized a (Pounds)23.4 million related charge.

  In 1997, Commerzbank subsequently sold the KS shares and, subject to the option arrangement, T&N received part of the proceeds and recognized a gain of (Pounds)13.2 million, accordingly. In addition, T&N received an offer to purchase its remaining interest in KS, and, as a result, T&N recognized in 1997 an additional (Pounds)19.2 million gain (the sale of such remaining interest occurred in March 1998). (See Note 4 to the T&N Financial Statements.)

NET INTEREST PAYABLE AND SIMILAR CHARGES - GROUP

  Net interest payable and similar charges - group (hereinafter referred to as interest expense or interest income) was (Pounds)28.4 million in 1997 as compared to (Pounds)26.8 million in 1996.

  Gross interest expense was (Pounds)39.3 million in 1997 as compared to (Pounds)32.5 million in 1996. The 1997 increase of (Pounds)6.8 million in gross interest expense is primarily attributable to higher interest rates, partially offset by lower average borrowings arising from continued improvements in working capital. In addition, 1997 gross interest expense includes (Pounds)2.5 million for the amortization of T&N's discounted asbestos provision.

  Gross interest income was (Pounds)10.9 million in 1997 as compared to (Pounds)5.7 million in 1996. The 1997 increase was primarily attributable to earnings on funds reserved for asbestos liabilities.

  Net interest expense in 1996 decreased (Pounds)9.0 million as compared to 1995. The 1996 decrease was primarily due to lower debt levels and interest rates as compared with 1995.

TAX ON PROFIT/(LOSS) ON ORDINARY ACTIVITIES (INCOME TAXES)

  Income tax expense was (Pounds)62.8 million in 1997 resulting in an effective tax rate of 33.0% compared with the statutory U.K. corporation tax of 31.5%. The difference between the effective tax rate and U.K. corporation rate is attributable to a number of factors, none of which are material.

LIQUIDITY AND CAPITAL RESOURCES

  Cash flows from operating activities (including asbestos) were (Pounds)111.4 million in 1997 as compared to (Pounds)215.7 million in 1996. The 1997 decrease is primarily attributable to the strong sales performance and the increase in orders for 1998 shipment in the fourth quarter of 1997 which limited T&N's ability to reduce debtors (accounts receivable) and stocks (inventory) as compared to the 1996 reductions.

  Capital expenditures in 1997 were (Pounds)103.9 million compared to (Pounds)114.3 million in 1996. The 1997 decrease is primarily attributable to the disposal of certain businesses and foreign currency fluctuations.

  Proceeds from business disposals were (Pounds)75.7 million in 1997 compared to (Pounds)74.8 million in 1996.

  T&N paid (Pounds)32.6 million in 1997 for the acquisition of businesses. The most significant acquisition in 1997 was that of Metal Leve, Inc., a manufacturer of articulated pistons based in the United States.

LEGAL MATTERS

  In addition to the asbestos litigation, T&N is engaged in various actions arising in the ordinary course of its business. Management is of the opinion that the outcome of these matters will not have a material adverse effect on T&N's financial condition.

FOREIGN CURRENCY AND COMMODITY CONTRACTS

  T&N was subject to exposure to market risks from changes in foreign exchange rates and raw material price fluctuations. Derivative financial instruments were utilized by T&N to reduce those risks. T&N does not hold or issue derivative financial instruments for trading purposes.

OTHER MATTERS - YEAR 2000 COSTS

  T&N has established a Year 2000 steering group to coordinate and address the Year 2000 issue. Awareness and assessment stages have been completed. T&N is currently implementing its action plan with a target completion date of September 1998. Total costs for repair and maintenance of existing systems are expected to approximate (Pounds)5 million ($8 million).

                                    FEL-PRO

    YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996 AND YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995


  On January 9, 1998, Fel-Pro's owners signed an agreement to sell the Fel-Pro group, consisting of Fel-Pro Inc., certain operating businesses and holding companies affiliated with Fel-Pro Inc. and certain real estate owned by Fel-Pro Inc. or its affiliates to Federal-Mogul. The transaction closed on February 24, 1998, at which time Federal-Mogul acquired all equity interests in the specified Fel-Pro entities for approximately $717 million, which included 1,030,325.6 shares of Series E Mandatory Exchangeable Preferred Stock ("Series E Stock") with an imputed value of $225 million and approximately $492 million in cash. Federal-Mogul is in the process of reselling the chemical manufacturing operations acquired with Fel-Pro (representing approximately $32.8 million of Fel-Pro's 1997 net sales and $2.6 million of Fel-Pro's 1997 net income).

RESULTS OF OPERATIONS

 Net Sales

  Fel-Pro's consolidated net sales increased 9.2% in 1997 as compared to 1996, primarily due to volume increases from new and existing customers in the aftermarket business. Consolidated net sales increased 15.5% in 1996 as compared to 1995 primarily due to volume increases from new and existing customers in the aftermarket business, as well as the acquisition of TCI, a high performance transmission and torque converter manufacturer in December of 1995 and the acquisition of Korody-Colyer ("KC") in October of 1995 for $12.3 million and $7.1 million, respectively. Excluding the effect of the acquisitions of TCI and KC, Fel-Pro's net sales increased 6.4% in 1995.

  Original equipment and aftermarket sales of Fel-Pro were:

                                                             1997   1996   1995
                                                            ------ ------ ------
                                                                (DOLLARS IN
                                                                 MILLIONS)
Original Equipment:
  Americas................................................. $ 94.6 $ 88.4 $ 85.8
Aftermarket:
  United States and Canada.................................  299.8  282.9  246.4
  International............................................   94.9   76.6   55.5
                                                            ------ ------ ------
    Total sales............................................ $489.3 $447.9 $387.7
                                                            ====== ====== ======

  Original equipment sales increased 7.0% in 1997 as compared to 1996 due to volume increases of gaskets for the heavy duty market partially offset by volume decreases in the automotive market related to the end of certain products' life cycles. Fel-Pro's original equipment sales increased 3.0% in 1996 as compared to 1995.

  Aftermarket sales in the United States and Canada increased 6.0% in 1997 as compared to 1996 primarily due to new customer business. Sales increased 14.8% in 1996 as compared to 1995 due to the following: (i) volume increases from new and existing customers; (ii) the December 1995 acquisition of TCI; and
(iii) the full year impact of the October 1995 acquisition of KC.

  Excluding the effect of the 1995 acquisitions, Fel-Pro's aftermarket sales in the United States and Canada increased 7.8% in 1996.

  International aftermarket sales increased 23.9% in 1997 as compared to 1996 primarily due to volume increases in heavy duty diesel engine parts. International aftermarket sales increased 38.0% in 1996 as compared to 1995 primarily due to volume increases in heavy duty engine parts which included the full year impact of the October 1995 KC acquisition. Excluding the effect of the acquisition, international aftermarket sales increased 22.7% in 1996.

 Cost of Goods Sold

  Cost of goods sold as a percent of net sales was flat in 1997 at 54.8% as compared to 1996. Cost of goods sold as a percent of net sales decreased to 54.8% in 1996 compared to 56.0% in 1995. The decrease is primarily attributable to cost reductions and productivity improvement efforts.

 Operating Expenses

  Operating expenses as a percentage of net sales decreased to 35.5% in 1997 compared to 36.4% in 1996. The 1997 decrease is primarily attributable to Fel-Pro's increases in sales volume exceeding the corresponding increase in variable operating expenses. Operating expenses as a percentage of net sales were relatively flat in 1996 as compared to 1995.

 Income Taxes

  Fel-Pro's $15.7 million deferred tax assets at December 29, 1996 were written off in 1997 due to the conversion from C corporation status to Subchapter S corporation status of its principal operating company effective 1997.

  The difference between Fel-Pro's effective income tax rate and the statutory tax rate is also due to the conversion of Fel-Pro's principal operating company from C corporation status to Subchapter S corporation status in 1997. In 1997, upon conversion of the principal operating company (Felt Products Mfg. Co. and subsidiaries) to Subchapter S corporation status and in addition to writing off the deferred tax assets, Fel-Pro recognized $7.4 million of expense associated with LIFO recapture taxes.

LIQUIDITY AND CAPITAL RESOURCES

  Cash flow from operations of $51.7 million in 1997 increased significantly during 1997 primarily due to the write-off of $16.8 million in deferred taxes and an $11.3 million improvement in accounts receivable over the prior year.

  Cash flow used by investing activities of $18.5 million in 1997 include $3.5 million for the September purchase of certain operating assets of Biwax Corporation. Capital expenditures were $18.3 million in 1997, primarily for enhanced manufacturing capabilities and process improvements. Partially offsetting these outflows were $3.9 million related to proceeds from available for sale marketable securities.

  Cash flows used by 1997 financing activities were $33.2 million, a decrease of $32.7 million from 1996. The 1997 decrease was primarily due to lower amounts provided to fund Fel-Pro's affiliates.

LEGAL MATTERS

  Fel-Pro is engaged in various legal actions arising in the ordinary course of its business. Management, after taking into consideration legal counsel's evaluation of such actions, is of the opinion that it has adequate legal defenses or insurance coverage and that the outcome of these matters will not have a material adverse effect on Fel-Pro's financial position.

OTHER MATTERS

 Year 2000 Costs

  Fel-Pro is presently implementing an enterprise resource planning system using Oracle software. This system is expected to be Year 2000 compliant. This project was undertaken in late 1996 recognizing that information will be a key driver for growth in the 21st century and that business needs are changing. The system solution provides the ability to handle multiple product lines, currencies, businesses, and locations. The existing mainframe systems lack functionality and flexibility in addition to being incompatible with the Year 2000. The total project is expected to be completed by February 1999. The expected cost related to Fel-Pro's Year 2000 project is immaterial.

 Customer Bankruptcy Reorganization

  On February 2, 1998, APS filed for reorganization protection under Chapter 11 of the United States Bankruptcy Code.

  Fel-Pro believes that the allowance established related to receivables from APS is adequate to cover any uncollectible amounts.


                                       SIGNATURE

                                       FEDERAL-MOGUL CORPORATION

                                       By: /s/ Edward W. Gray, Jr.
                                          --------------------------------------
                                               Edward W. Gray, Jr.
                                       Title:  Sr. Vice President,
                                               General Counsel
                                               and Secretary